Exhibit 99.1

AGILYSYS ANNOUNCES RESPONSE TO COVID-19

Cost Cutting Measures Add to Strong Balance Sheet Including $46.5 Million of Cash and No Bank Debt

Alpharetta, GA – April 8, 2020 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported a set of actions in response to COVID-19.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “During these extraordinarily challenging times, the health and safety of our employees and customers remain our greatest concern. We are continuing to provide uninterrupted service to our customers. The working-from-home arrangement for practically our entire global workforce has worked out smoothly. We remain healthy and productive.

“We do expect revenue and profitability levels for the fourth quarter of fiscal 2020 and the next fiscal year to be negatively affected by the current significant market headwinds.  The extent of the negative effect for the next fiscal year is unpredictable at this time. We will miss the Jan-Mar quarter (Q4 of FY20) revenue guidance outlined in our last quarterly earnings release. However, we remain confident that all the competitive advantages we have worked hard to build during the past few years will serve us well once the economic environment starts moving towards normalcy.

“We entered these tough times with no bank debt and our highest cash position since June 2017. We ended this fourth quarter with over $46 million in cash. While we face an uncertain near-term environment, we remain confident we will do well and continue our growth path on the other side of this crisis. We are currently taking significant steps to improve our own financial position while supporting our valued customers over the short, medium and long term.

“For the next 6 months, my CEO salary will be reduced to zero and significant salary reductions will be put in place for all our senior employees including the board of directors and the executive management team. In addition, unfortunately, we are also reducing our staffing levels, both on a permanent and temporary basis, in roles not essential to managing the short-term in this current environment. There are several other major cost reduction measures that we have implemented.

“We are fortunate to be in a business where our recurring revenue is not transaction based and our software applications are mission critical for our valued customers. We are working to help our customers through these challenging circumstances. We are in a good position to have a significant number of cost dials we can manage as necessary, without slowing down our pace of product innovation.

“Our next earnings call is currently planned for the second half of May, a few weeks later than a normal quarter since this is our fourth quarter and end of our fiscal year 2020. We look forward to discussing our business in greater detail at that time, and we hope for the continued health and safety of our employees and customers.”

Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expectations of future revenue and profitability levels and our ability to reduce costs, improve our financial position and continue our rate of product innovation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

About Agilysys

Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for casinos, hotels, resorts, cruise ships, managed foodservice providers, stadiums and arenas. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payment solutions, and related hospitality applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, generate more revenue and increase operational efficiencies. Agilysys operates across North America, Europe, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.

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Investor Contact:

Dave Wood

VP, Corporate Strategy and Investor Relations

Agilysys, Inc.

770-810-7920 or investorrelations@agilysys.com